Exhibit 5

Maggi Bixler SVP and Managing Counsel	Legal Department Three Wells Fargo Center 401 S. Tryon Street Charlotte, NC 28202 Work: 704-410-7025

May 20, 2022

Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163

Ladies and Gentlemen:

I have examined the Post-Effective Amendment No. 1 to Form S-8 Registration Statement (“Post-Effective Amendment No. 1”) of Wells Fargo & Company, a Delaware corporation (the “Company”), filed on June 27, 2019, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 200,000,000 shares of the Company’s common stock, par value $1-2/3 per share (the “Common Stock”), available for issuance under the Wells Fargo & Company Long-Term Incentive Compensation Plan (the “2019 Plan”).
On February 28, 2022, the Board of Directors of Wells Fargo adopted the Wells Fargo & Company 2022 Long-Term Incentive Plan (the “2022 Plan”), which is a new plan, subject to approval by Wells Fargo’s shareholders, which was obtained April 26, 2022. The 2022 Plan became effective on April 27, 2022 (the “Effective Date”). As of the Effective Date, no further awards will be made under the 2019 Plan. Pursuant to the terms of the 2022 Plan, any shares of Common Stock that remain available for future full-value awards under the 2019 Plan plus any shares of Common Stock subject to awards that are outstanding on the Effective Date that are subsequently canceled, forfeited, expired, or settled in cash under the 2019 Plan are available for issuance under the 2022 Plan (the “Rollover Shares”). As of April 27, 2022, a total of 51,627,797 shares of Common Stock were Rollover Shares. Wells Fargo is filing this Post-Effective Amendment No. 1 to register the offer of the Rollover Shares under the 2022 Plan.

In arriving at the opinion expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction as being true and complete copies of the originals, of the 2019 Plan, the 2022 Plan and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render this opinion. In my examination, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. As to any facts material to these opinions, I have relied to the extent I deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others. I have also assumed without independent investigation that there are no agreements or understandings between or among the Company and any participants in the 2022 Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Rollover Shares, when issued and sold in the accordance with the terms of the 2022 Plan and against payment therefor, and when the Post-Effective Amendment No. 1 has become effective under the Securities Act, will be validly issued and fully paid.

I consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 1. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

For avoidance of doubt, Wells Fargo is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment No. 1.

Very truly yours,

/s/ Maggi Bixler
Maggi Bixler
Senior Vice President and Managing Counsel